Exhibit 10.6

TERM SHEET FOR PURCHASE AND SALE
OF
CADDY PRODUCTS, INC.
(the “Term Sheet”)

1.	Identity of Purchaser: Moving iMage Technologies, LLC, a Delaware limited liability company (“Purchaser”).

2.	Identity of Seller: Caddy Products, Inc., a California corporation (“Seller”),

3.	Transaction Structure: Purchaser will purchase certain of the assets owned and/or used by Seller in the operation of Seller’s cup-holder, tray and concessions accessory manufacturing business (the “Business”).

4.	Assets Purchased: All of the tangible and intangible assets owned and/or used by Seller in connection with the ownership and operation of the Business (other than the Excluded Assets (as defined below)), including, without limitation, cash, accounts receivable, inventory, prepaid expenses, customer deposits and other customer prepayments, work- in-progress, equipment, vehicles, fixtures, furniture, computer software and hardware, ongoing contracts, leases and license agreements, books and records (including vendor and customer lists and information), marketing materials, intellectual property, the Business name, domain names and web sites, telephone number(s) and goodwill, free and clear of all liens, claims and encumbrances (collectively, the “Purchased Assets”).

5.	Real Property: Purchaser shall move the Business to its office in Fountain Valley, California and shall neither buy nor lease the real estate used by the Business in Palm Desert, California. Seller and Purchaser will coordinate a moving plan that may require the Business to remain in Palm Desert for a short transition period post-closing.

6.	Excluded Assets: The Purchased Assets would not include certain personal assets of the owner and/or employees located at Seller’s offices, the organizational records of Seller, and other items typically considered excluded assets in transactions of this type (the “Excluded Assets”).

7.	Assumed Liabilities: Purchaser shall not assume any liabilities of Seller other than: (i) current liabilities taken into account in the working capital adjustment in Paragraph 9 hereof; and, (ii) the obligation to complete such items of work in progress as provided for in a definitive purchase agreement.

8.	Purchase Price and Payment Terms; Escrow: $2,000,000 (the “Purchase Price”), payable as follows:

a.	In the event that Purchaser secures adequate financing to fund the transactions contemplated herein prior to December 31, 2018, the Purchase Price shall be payable in cash or other immediately available funds at closing. At the closing, $500,000 of the Purchase Price will be delivered by Purchaser into escrow with a third part escrow agent to be held pursuant to a mutually acceptable escrow agreement for satisfying Seller’s indemnification obligations under the purchase agreement. The duration of the escrow will be the period of 18 months commencing on the closing, with half of the escrowed funds being released to Seller on the 6th month anniversary of the closing, and the remaining escrowed funds being released to Seller on the 18th month anniversary of the closing; provided, however, that amounts subject to any good faith claims made by Purchaser prior to expiration of the escrow will remain in escrow until finally resolved in accordance with the terms of the purchase agreement.. The Purchase Price shall be allocated in accordance with an allocation schedule to be contained in a definitive purchase agreement.

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b.	In the event that Purchaser is unable to secure adequate financing to fund the transactions contemplated herein prior to December 31, 2018, the Purchase Price shall be payable as follows: (i) 300,000 in cash or other immediately available funds at closing; and (ii) $1,700,000 pursuant to a promissory note, accruing interest at a rate of 10% per annum. The promissory note shall become due and payable upon the earlier of (i) the closing of bank financing to fund the transaction contemplated herein; (ii) the successful completion of an initial public offering; and (iii) the one-year anniversary of the closing date. In connection with the promissory note, Purchaser will grant Seller a senior security interest in the Purchased Assets.

9.	Working Capital Adjustment: The cash portion of the Purchase Price shall be increased or decreased, as the case may be, by the amount by which Seller’s working capital (defined as current assets minus current liabilities) on the closing date exceeds or is less than, as the case may be, of normalized working capital as agreed to by the parties,

10.	Employment Agreements: Purchaser may offer employment to certain of Seller’s employees as of the closing date, including Cisi, but shall be under no obligation to do so.

11.	Non-Compete Agreement: Seller will execute a 5-year non-compete and non- solicitation agreement in a form satisfactory to Purchaser.

12.	Closing: The transaction contemplated herein shall close no later than the close of business on December 31, 2018 or such earlier date as agreed by the parties.

13.	Representations, Warranties and Indemnities: The parties will make standard representations and warranties made by sellers and purchasers in transactions of this type. These representations and warranties will survive the closing for a period of 12 months (the “Survival Period”): provided, however, that for representations and warranties related to taxes, employee benefits and environmental matters, the Survival Period shall be for a period of the applicable statute of limitations plus an additional 90 days. Seller’s indemnification obligations shall not exceed $500,000 (the “Seller Cap”) and shall be subject to a deductible of $20,000 (the “Seller Deductible”). The Survival Period, Seller Cap and Seller Deductible will not apply to breaches of Seller’s fundamental representations and warranties (authorization, existence and power, required consents, capitalization and binding effect),

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14.	Material Conditions: Closing of the transaction is conditioned upon the following customary terms and conditions:

a.	Purchaser’s satisfactory completion of due diligence;

b.	Purchaser’s receipt of cash proceeds necessary to finance the transaction, pay for related fees and expenses, and provide adequate ongoing working capital;

c.	The receipt of any regulatory approvals and third party consents, on terms satisfactory to Purchaser;

d.	The receipt of permits and licenses necessary to run the Business;

e.	Negotiation and execution of mutually satisfactory definitive agreements; and

f.	There being no material adverse change in the Business, results of operations, prospects, condition (financial or otherwise) or assets of the Business.

15.	Ordinary Course of Business. Seller will: (i) conduct the Business in the ordinary course in a manner consistent with past practice; (ii) maintain its properties and other assets in good working condition (normal wear and tear excepted), and (iii) use its reasonable best efforts to maintain the Business and its employees, vendors, customers, assets and operations as an ongoing concern in accordance with past practice,

16.	Due Diligence. Seller will allow Purchaser and its advisors full access to the facilities, records, employees, customers, vendors, and advisors of the Business for the purpose of completing Purchaser’s due diligence review. The due diligence investigation will include a complete review of the financial, legal, tax, environmental, intellectual property, labor records and agreements of the Business, and any other matters as Purchaser’s accountants, tax and legal counsel, and other advisors deem relevant,

17.	Confidentiality: Each party will keep negotiations and all information provided to the other party confidential. All materials belonging to either party will be returned to the rightful owner if a definitive transaction is not successfully completed.

18.	No Announcement: Neither party will issue a press release or other announcements nor make any disclosure concerning the transaction contemplated by this Term Sheet without the prior approval of the other, which approval will not be unreasonably withheld.

19.	Fees and Expenses: Each party will bear its own expenses, including legal, accounting and other advisory fees and expenses in connection with the proposed transaction.

20.	Exclusivity: Commencing immediately, Seller and its agents will withdraw Seller, the Business and the Purchased Assets from the market and will not, nor will Seller permit any of its shareholders, officers, employees or agents, directly or indirectly, to solicit, discuss, encourage or accept any offers for the purchase of Seller, the Business and/or the Purchased Assets, whether as a primary or back-up offer, or take any other action with the intention or reasonably foreseeable effect of leading to any commitment or agreement to sell Seller, the Business and/or the Purchased Assets. The obligations set forth in this Section will terminate on December 31, 2018 if by such date a definitive purchase agreement has not been executed and delivered by the parties.

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21.	Termination: This Term Sheet will automatically terminate and be of no further force and effect upon the earlier of: (i) execution of definitive agreements by Purchaser and Seller; (ii) the mutual agreement of Purchaser and Seller; and (iii) 11:59 P.M. on December 31, 2018.

22.	Notwithstanding anything in the previous sentence, the termination of this Term Sheet shall not affect any rights any party has with respect to the breach of this Term Sheet by another party prior to such termination.

23.	Binding Effect: Except as specifically set forth in the Sections 17 through 21 (collectively, the “Binding Sections”) this Term Sheet is not a legally binding agreement and except as set forth in the Binding Sections, no binding agreement or obligation will exist prior to the execution and delivery of a definitive agreement (if at all), regardless of any subsequent negotiations, statements (written or oral) or activities of the parties or their agents or representatives.

This Term Sheet and the Binding Sections shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law provisions. This Term Sheet may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

[Signature Page Follows]

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Please indicate your approval of the terms and conditions of the Term Sheet by executing this Term Sheet in the space provided below and retiming one executed copy to the other party.

Purchaser:	MOVING IMAGE TECHNOLOGIES, LLC

	By:	/s/ Glenn H. Sherman
	Its:	President & CEO

Dated: September 18, 2018

Seller:	CADDY PRODUCTS, INC.

	By:	/s/ illegible
	Its:	Treasurer

Dated: September 18, 2018

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